Exhibit 99.1

Applied Materials Names Gary E. Dickerson as Chief Executive Officer
Michael R. Splinter to Serve as Executive Chairman

SANTA CLARA, Calif., August 15, 2013 - Applied Materials, Inc. announced today that its Board of Directors has appointed Gary E. Dickerson as president and chief executive officer (CEO) and Michael R. Splinter as executive chairman of the Board of Directors, effective September 1, 2013. Mr. Dickerson also was elected a member of the Board of Directors, effective at the same time. Mr. Dickerson is currently president of Applied Materials and succeeds Mr. Splinter who has served as the Company's CEO since 2003.
“As president, Gary has proved to be an outstanding leader and partner, focusing Applied on new strategies for profitable growth through our unmatched strength in precision materials engineering,” said Mike Splinter. “I welcome him to the Board and have every confidence that his vision and personal drive will translate into remarkable success in leading Applied Materials as our next CEO.”
“Today, Applied Materials enjoys a stronger foundation than ever before on which to build momentum for growth,” said Gary Dickerson. “We have better and broader technology, very deep talent and the passion to drive the materials innovation that will provide the device performance and yield solutions our customers need to advance and win. Our opportunities have never been greater and I am grateful to Mike and the board for the privilege to lead Applied into a new era of growth and success.”
A long-time industry leader, Gary Dickerson, 56, has a demonstrated track record of delivering growth in revenue and profits while achieving recognition for outstanding customer satisfaction and gaining market share. Mr. Dickerson served for seven years as CEO of Varian Semiconductor Equipment Associates, Inc. until its acquisition by Applied Materials in 2011 and spent 18 years at KLA-Tencor Corporation where he held a variety of operations and product development roles before serving as president and chief operating officer. He earned a BS degree in Engineering Management from the University of Missouri, Rolla and an MBA from the University of Missouri, Kansas City.
Mike Splinter, 62, was named president and chief executive officer of Applied Materials and a member of its board of directors in 2003, and became chairman of the board in 2009. Mr. Splinter is a 40-year veteran of the semiconductor industry and has led Applied to record revenue and profits during his tenure as CEO. This fall, he will receive the Semiconductor Industry Association's 2013 Robert N. Noyce Award for his outstanding achievements and leadership in support of the semiconductor industry.
Also today, Applied Materials announced its financial results for the third quarter of FY2013 and will hold its earnings call beginning at 1:30 p.m. Pacific Time today.  A live webcast will be available at www.appliedmaterials.com. A replay will be available on the website beginning at 5:00 p.m. Pacific Time today.

About Applied Materials
Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in providing innovative equipment, services and software to enable the manufacture of advanced semiconductor, flat panel display and solar photovoltaic products. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. Learn more at www.appliedmaterials.com.
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